Exhibit 99.1

Fellow Atwood Employees,

Today, we announced through a joint press release that Ensco plc will be acquiring Atwood Oceanics, Inc. in an all-stock transaction. This transaction is expected to close before the end of the calendar year, at which time Atwood shareholders will receive 1.60 shares of Ensco for each share of Atwood. At closing, Atwood shareholders will own approximately 31% of the combined company and two current Atwood board members will join the Ensco board. The deal is subject to regulatory approval and affirmative votes by both companies’ shareholders.

There are many reasons why this deal makes sense. Scale, diversification and financial strength have become increasingly important in offshore drilling, especially as we have endured this protracted industry downturn. All three elements will be bolstered through this acquisition – furthering the expected ability of our shareholders to participate in all stages of the market recovery while increasing shareholder value. The combined company will have one of the most capable floater fleets in the industry, the largest jackup fleet in the world, and be active on six continents. Our two companies’ unwavering commitments to safety, operational excellence and client satisfaction are very well-aligned and will certainly continue post-closing.

I fully recognize that this announcement creates some uncertainty among our employees. Atwood Oceanics has been a leader in the offshore drilling business for nearly 50 years, and this deal will bring an end to our proud heritage as an independent company. We expect that the vast majority of our offshore employees will be retained and will see little or no changes in their roles. However, many of our onshore positions are likely to be consolidated after closing to improve the efficiency of the combined business.

Fortunately, we have a severance package for onshore employees that was specifically developed for this potential outcome. The package provides transitional pay and benefits for displaced employees over and above our normal severance benefits. Human Resources will be communicating the specifics of this package in the days ahead.

Keep in mind that this transaction is not expected to close for a number of months. Until then, we are all Atwood Oceanics employees who must continue our focus on safety, operations and delivering high-quality service to our clients. We must maintain our Guiding Principles and professionalism and ensure that we “finish strong”. In addition, our companies must continue to operate independently until the closing. Unless you are specifically authorized, you should not contact any employees from Ensco.

Additional information regarding the acquisition will be communicated in the days ahead. Thank you in advance for your support and cooperation and for all you do for our company.

Rob

Atwood Oceanics, Inc.

15011 Katy Freeway, 8th Floor [77094]

P.O. Box 218350 [77218]

Houston, Texas, USA

Phone 281.749.7800, Fax 281.578.3253, www.atwd.com

Cautionary Note Regarding Forward-Looking Statements

Statements included in this communication regarding Atwood Oceanics, Inc. (the “Company”) and Ensco plc (“Ensco”) and the proposed merger and statements that are not historical facts are forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended). Forward-looking statements include words or phrases such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and words and phrases of similar import. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities, rating agencies or other third parties, actions by the respective companies’ security holders, costs and difficulties related to integration of the Company, delays, costs and difficulties related to the transaction, market conditions and Ensco’s financial results and performance following the completion of the merger, satisfaction of closing conditions, ability to repay debt and timing thereof, availability and terms of any financing and other factors detailed in the risk factors section and elsewhere in the Company’s and Ensco’s Annual Report on Form 10-K for the year ended September 30, 2016 and December 31, 2016, respectively, and their respective other filings with the SEC, which are available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. All information in this document is as of today. Except as required by law, both the Company and Ensco disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Additional Information and Where You Can Find It

In connection with the proposed merger, the Company will file a registration statement on Form S-4, including a joint proxy statement/prospectus of the Company and Ensco, with the SEC. INVESTORS AND SECURITY HOLDERS OF THE COMPANY AND ENSCO ARE ADVISED TO CAREFULLY READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER, THE PARTIES TO THE MERGER AND THE RISKS ASSOCIATED WITH THE MERGER. A definitive joint proxy statement/prospectus will be sent to security holders of the Company and Ensco seeking their approval of the proposed merger connection with the Company and Ensco shareholder meetings. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other relevant documents filed by the Company and Ensco with the SEC from the SEC’s website at www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the joint proxy statement/prospectus and other relevant documents (when available) by directing a request by mail or telephone to either Investor Relations, Atwood Oceanics, Inc., 15011 Katy Freeway, Suite 800, Houston, Texas 77094, telephone 281-749-7840, or Investor Relations, Ensco plc, 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone 713-430-4607. Copies of the documents filed by the Company with the SEC will be available free of charge on Atwood’s website at www.atwd.com under the tab “Investor Relations.” Copies of the documents filed by Ensco with the SEC will be available free of charge on Ensco’s website at www.enscoplc.com under the tab “Investors.” Security holders may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

The Company and Ensco and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective security holders with respect to the transaction. Information about these persons is set forth in the Company’s proxy statement relating to its 2017 Annual Meeting of Shareholders and Ensco’s proxy statement relating to its 2017 General Meeting of Shareholders, as filed with the SEC on January 9, 2017 and March 31, 2017, respectively, and subsequent statements of changes in beneficial ownership on file with the SEC. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies’ security holders generally, by reading the joint proxy statement/prospectus and other relevant documents regarding the transaction, which will be filed with the SEC.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.